HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL:   HAMP                    FOR IMMEDIATE RELEASE

CONTACT:      HEATH L. GOLDEN
PHONE:        (212) 822-3143
FACSIMILE:    (212) 822-3170


HAMPSHIRE ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE MARISA CHRISTINA

Anderson, SC, May 18, 2006...Hampshire Group, Limited announced today that it has entered into a definitive agreement pursuant to which a wholly-owned subsidiary will merge with and into Marisa Christina, Incorporated, after which time Marisa Christina will continue to operate as a wholly-owned subsidiary of Hampshire Group. Upon completion of the merger, each outstanding share of Marisa Christina common stock will be converted into the right to receive $0.65 per share less a pro rata portion of the transaction costs incurred by Marisa
Christina, representing an aggregate purchase price of approximately $4.8 million. Marisa Christina's Board of Directors has agreed to support the merger and has recommended its approval by Marisa Christina's stockholders. The closing conditions, including receipt of stockholder approval from Marisa Christina's stockholders, are expected to be satisfied in the very near future and the acquisition is expected to be consummated within the next week.

Marisa Christina was founded in 1971 and quickly became known as an innovator in the area of knit dressing. Today, Marisa Christina has evolved into a more complete and modern lifestyle collection of apparel that celebrates the beauty and personal spirit of today's woman while still offering the same design flare, attention to detail and quality workmanship for which it has always been know. Marisa Christina is sold through over 700 specialty stores, as well as upscale department stores.

Ludwig Kuttner, Hampshire's Chairman and Chief Executive Officer, remarked, "We are looking forward to the expansion of our women's better market strategy through the acquisition of Marisa Christina. Marisa Christina has a longstanding reputation of providing trend-driven garments that tastefully incorporate beautiful fabrics, rich colors, seasonal motifs and unique design details in a clean, comfortable fit. In keeping with our diversification and expansion strategy, we feel that Marisa Christina will help to add scale to our women's better market business."

Hampshire Group, Limited is a diversified apparel company, believed to be the largest supplier of women's and men's sweaters in North America and a leading supplier of women's related separates.

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     Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are also urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of the factors that affect the Company's business.